Exhibit 10(aa)

Rob Walters

Employment Arrangement

Since March 24, 2008, Energy Future Holdings Corp. (the “Company”) has employed Rob Walters as the Company’s General Counsel on an at-will basis. The Company pays Mr. Walters $575,000 per year, and Mr. Walters is eligible to participate in all compensation and benefits of the Company in which similar executives are eligible to participate, which currently include the EFH Corp. Executive Annual Incentive Plan, the EFH Corp. 2005 Omnibus Incentive Plan, the EFH Corp. Salary Deferral Plan, the EFH Executive Financial Advisement Program, the Executive Physical Examination Program, the EFH Corp. Executive Change in Control Policy and the EFH Corp. 2005 Executive Severance Plan.